Exhibit 3.1

AVINGER, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES F CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Jeffrey M. Soinski, does hereby certify that:

1. He is the Chief Executive Officer of Avinger, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock, 149,186 of which have been previously designated.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of preferred stock, including, without limitation, authority to fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions relating to a series of the preferred stock, which shall consist of shares which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of debt or other securities, rights or property and does hereby fix and determine the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions relating to such series of preferred stock as follows:

SERIES F CONVERTIBLE PREFERRED STOCK

1.    Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accrued Value” means, with respect to each share of Series F Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Series F Preferred Stock, of (i) the Series F Original Issue Price plus (ii) an additional amount equal to the dollar value of the Preferred Dividends, the Participating Dividends and any dividends on a share of Series F Preferred Stock which have accrued on any Participating Dividend Payment Date and have not been previously added to such Accrued Value, in each case to the extent such Preferred Dividends, Participating Dividends or other dividends have not been paid.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Attribution Parties” shall have the meaning set forth in Section 6(d).

“Available Proceeds” shall have the meaning set forth in Section 4(c)(ii)(2).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Board of Directors” shall have the meaning set forth in the preamble.

“Commission” shall have the meaning set forth in Section 6(d).

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified.

“Conversion Date” shall have the meaning set forth in Section 6(a)(i).

“Conversion Rights” shall have the meaning set forth in Section 6.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series F Preferred Stock in accordance with the terms hereof.

“Corporation” shall have the meaning set forth in the preamble.

“Deemed Liquidation Event” shall have the meaning set forth in Section 4(c)(i).

“DGCL” means the Delaware General Corporation Law.

“Dividend Payment Date” shall have the meaning set forth in Section 3(b).

“Dividends” shall have the meaning set forth in Section 3(a)(ii).

“Exchange Act” shall have the meaning set forth in Section 6(e).

“FDA” means the United States Food and Drug Administration, or any successor organization.

“Issuance Date” means the first date on which any shares of Series F Preferred Stock are issued by the Corporation.

“Junior Stock” means the Common Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and any other classes or series of capital stock that does not expressly rank pari passu with or senior to Series F Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event of the Corporation, or in respect of the payment of dividends or rights of redemption (and, in each case, any rights or options to acquire any Junior Stock).

“License Agreement” means that certain License and Distribution Agreement dated on or about the effective date of this Certificate of Designation, by and between the Corporation and Licensee.

“Licensee” means Zylox-Tonbridge Medical Technology Co., Ltd., a company established in the People's Republic of China, and its successors and permitted assigns.

“Liquidation Amount” shall have the meaning set forth in Section 4(a).

“Liquidation Event” shall have the meaning set forth in Section 4(a).

“Milestones” means, collectively, the following two milestone events: (i) the successful registration and listing under 21 CFR part 807 with the FDA of the Purchaser and one of its designated Affiliates as a manufacturer of the Pantheris Series and a Purchaser establishment for purposes thereof, as reflected in the FDA’s Establishment Registration & Device Listing database; and (ii) the achievement by the Corporation of an aggregate of $10 million in gross revenue within any four consecutive fiscal quarters beginning with the quarter ending December 31, 2023, excluding any gross revenue achieved by the Corporation under the License Agreement, as reflected in the Corporation’s financial statements for such four consecutive quarters that have been prepared in accordance with the U.S. GAAP consistent with past practices, audited or reviewed by the Corporation’s independent registered public accounting firm.

“Nasdaq Stockholder Approval” means the approval of the stockholders of the Corporation as is necessary under the rules and regulations of The Nasdaq Stock Market (or any successor entity) (including, without limitation, Nasdaq Listing Rule 5635(d)) to permit the issuance of a number of shares of Common Stock to the Purchaser in excess of 19.99% of the Corporation’s outstanding Common Stock as of the date of the Purchase Agreement.

“Notice of Conversion” shall have the meaning set forth in Section 6(a)(i).

“Pantheris Series” means, collectively, all of the Pantheris A400 series products, Pantheris Large Vessel (LV) products and Pantheris Small Vessel (SV) products, the image atherectomy catheters developed by the Corporation as of the date of the Purchase Agreement.

“Participating Dividend Payment Date” shall have the meaning set forth in Section 3(b).

“Participating Dividends” shall have the meaning set forth in Section 3(a)(ii).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“PIK Shares” shall have the meaning set forth in Section 3(c).

“Preferred Dividend Payment Date” shall have the meaning set forth in Section 3(b).

“Preferred Dividend Period” shall have the meaning set forth in Section 3(b).

“Preferred Dividend Sunset Date” shall have the meaning set forth in Section 3(a).

“Preferred Dividends” shall have the meaning set forth in Section 3(a)(i).

“Purchase Agreement” means the Securities Purchase Agreement, dated March 4, 2024, among the Corporation and the Purchaser, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchaser” means Zylox Tonbridge Medical Limited, a company established under the laws of Hong Kong.

“Redemption Date” shall have the meaning set forth in Section 4(c)(ii)(2).

“Redemption Notice” shall have the meaning set forth in Section 4(c)(ii)(3).

“Required Holders” shall have the meaning set forth in Section 4(c)(i).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A-1 Preferred Stock” means the Corporation’s Series A-1 Convertible Preferred Stock, par value $0.001 per share.

“Series B Preferred Stock” means the Corporation’s Series B Convertible Preferred Stock, par value $0.001 per share.

“Series C Preferred Stock” means the Corporation’s Series C Convertible Preferred Stock, par value $0.001 per share.

“Series D Preferred Stock” means the Corporation’s Series D Convertible Preferred Stock, par value $0.001 per share.

“Series E Preferred Stock” means the Corporation’s Series E Convertible Preferred Stock, par value $0.001 per share.

“Series F Conversion Price” shall have the meaning set forth in Section 6(b) (subject to adjustment in the event of stock splits, combinations or similar events).

“Series F Original Issue Price” means, with respect to a share of Series F Preferred Stock, $1,000.

“Series F Preferred Stock” shall have the meaning set forth in Section 2.

“Series F Preferred Stock Register” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Standard Settlement Period” shall have the meaning set forth in Section 6(c)(i).

“Term Loan Agreement” means that certain Term Loan Agreement, dated as of September 22, 2015, between the Corporation, the subsidiary guarantors from time to time party thereto and the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“U.S. GAAP” means generally accepted accounting principles in the United States.

2.    Designation, Amount and Par Value; Ranking; Assignment. The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series F Convertible Preferred Stock (the “Series F Preferred Stock”) and the number of shares so designated shall be 7,224. The Series F Preferred Stock shall have a par value of $0.001 per share. Series F Preferred Stock shall rank pari passu with Series E Preferred Stock and otherwise senior to any Junior Stock with respect to the payment of dividends, rights of redemption and distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event. Series F Preferred Stock will initially be issued in book-entry form. The Corporation shall register shares of Series F Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series F Preferred Stock Register”), in the name of the holders of Series F Preferred Stock thereof from time to time. The Corporation may deem and treat the registered holders of Series F Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series F Preferred Stock may be issued solely in book-entry form or, if requested by any holder of Series F Preferred Stock, such holder’s shares may be issued in certificated form. The Corporation shall register the transfer of any shares of Series F Preferred Stock in the Series F Preferred Stock Register, upon surrender of the certificates (if applicable) evidencing such shares to be transferred, duly endorsed by the holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate (or book-entry notation, if applicable) evidencing the shares of Series F Preferred Stock so transferred shall be issued to the transferee and a new certificate (or book-entry notation, if applicable) evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder, in each case, within five business days. The provisions of this Certificate of Designation are intended to be for the benefit of all holders of Series F Preferred Stock from time to time and shall be enforceable by any such holder.

3.    Dividends.

(a)    The holders of Series F Preferred Stock shall be entitled to receive:

(i)    on each share of Series F Preferred Stock, dividends at a rate of (x) 5% per annum of the Series F Original Issue Price, compounded annually until the third (3rd) anniversary of the Issuance Date of any such share of Series F Preferred Stock, and (y) 8% per annum of the Series F Original Issue Price, compounded annually from and after such third (3rd) anniversary, which shall be payable as set forth below (the “Preferred Dividends”); and

(ii)    when, as and if declared by the Board, out of any funds legally available therefor, dividends on shares of Series F Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock, which shall be made in accordance with Section 6(f)) actually paid on shares of any Junior Stock when, as and if such dividends (other than dividends in the form of Common Stock, which shall be made in accordance with Section 6(f)) are paid on shares of any Junior Stock (the “Participating Dividends” and, together with the Preferred Dividends, the “Dividends”).

The Corporation will not declare or pay any dividends or other distributions on any Junior Stock that would require a Participating Dividend unless it concurrently therewith declares and sets aside for payment or distribution, as applicable, such Participating Dividend for all shares of Series F Preferred Stock then outstanding. Notwithstanding anything herein to the contrary, the Preferred Dividends shall accrue through the date immediately prior to such date that the Milestones have been achieved as mutually agreed upon by the Corporation and the Purchaser (such date that the Milestones have been satisfied, the “Preferred Dividend Sunset Date”). Preferred Dividends shall cease accruing after the Preferred Dividend Sunset Date.

(b)    Preferred Dividends shall be cumulative and shall accrue and accumulate annually commencing on the Issuance Date and be payable annually within five (5) business days of the earlier to occur of (x) December 31 of each year commencing on December 31, 2024 and (y) the Preferred Dividend Sunset Date (each, a “Preferred Dividend Payment Date,” and the period from the Issuance Date to the first Preferred Dividend Payment Date and from the day after a Preferred Dividend Payment Date to the subsequent Preferred Dividend Payment Date being a “Preferred Dividend Period”). Participating Dividends shall be payable as and when paid to the holders of Junior Stock (each such date being a “Participating Dividend Payment Date,” and, together with each Preferred Dividend Payment Date, a “Dividend Payment Date”). Preferred Dividends that are payable on Series F Preferred Stock in respect of any Preferred Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Preferred Dividends payable on Series F Preferred Stock on any date prior to the end of a Preferred Dividend Period, and for the initial Preferred Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month, and for the period that Series F Preferred Stock is outstanding or until the Preferred Dividend Sunset Date. Preferred Dividends shall accumulate whether or not in any Preferred Dividend Period there have been funds of the Corporation legally available for the payment of such Preferred Dividends. Participating Dividends are payable on a cumulative basis once declared, whether or not there shall be funds legally available for the payment thereon.

(c)    In lieu of the payment in cash of the Preferred Dividends otherwise payable on any Dividend Payment Date, such Preferred Dividends may be paid, at the sole option of (x) the Corporation from the Issuance Date until the third (3rd) anniversary of the Issuance Date and (y) each holder of Series F Preferred Stock thereafter, by issuance and delivery of a number of additional fully paid and nonassessable shares of Series F Preferred Stock (“PIK Shares”) (including, at the sole option of (x) the Corporation before and on the third (3rd) anniversary of the Issuance Date and (y) each holder of Series F Preferred Stock thereafter, the payment of cash in lieu of the issuance of any fractional PIK Shares) for each holder of Series F Preferred Stock equal to (i) the aggregate dollar amount of the Preferred Dividends payable to such holder with respect to Series F Preferred Stock held by such holder as of the Preferred Dividend Payment Date divided by (ii) the Series F Original Issue Price. The PIK Shares shall be subject to the terms of this Certificate of Designation, including, but not limited to, the Beneficial Ownership Limitation set forth in Section 6(d). No later than the record date for the determination of stockholders entitled to receive any Preferred Dividends, the Corporation will send written notice to each holder of Series F Preferred Stock stating the amount of Preferred Dividends payable and the amount of the PIK Shares, if any, that will be issued and delivered.

4.    Liquidation.

(a)    Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), or Deemed Liquidation Event, the holders of Series F Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation available for distribution to its stockholders, with respect to each share of Series F Preferred Stock then outstanding held by the holder, pari passu with the holders of Series E Preferred Stock, an amount in cash per share of Series F Preferred Stock equal to the greater of (i) 0.75 multiplied by the Accrued Value or (ii) such amount per share as would have been payable in respect of the shares of Common Stock into which such share of Series F Preferred Stock is then convertible, assuming all outstanding shares of Series F Preferred Stock and Series E Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event or Deemed Liquidation Event, as applicable, in accordance with Section 6, without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of Series F Preferred Stock and Series E Preferred Stock and without regard to any limitation on conversion in accordance with Section 6(d) or other similar limitations on conversion of the Series E Preferred Stock (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”), before any distribution or payment shall be made to the holders of any Junior Stock. For the avoidance of doubt, in the event of a Liquidation Event or Deemed Liquidation Event pursuant to which the Series F Preferred Stock and Series E Preferred Stock participate pari passu pursuant to this Section 4(a), holders of Series E Preferred Stock shall be entitled to the amount designated in the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock pari passu with the amount payable to the holders of the Series F Preferred Stock pursuant to clause (i) above. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation legally available for distribution to the Corporation’s stockholders shall be insufficient to pay the holders of shares of Series F Preferred Stock and the holders of shares of Series E Preferred Stock the full amount to which they shall be entitled pursuant to the preceding sentence of this Section 4(a), the holders of Series F Preferred Stock shall share ratably, pari passu with the holders of shares of Series E Preferred Stock, in any distribution of the assets available for distribution and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of such shares of Series F Preferred Stock and Series E Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)    In the event of any Liquidation Event or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of Series F Preferred Stock and Series E Preferred Stock, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed among the holders of Junior Stock, pro rata based on the number of shares held by each such holder or otherwise in accordance with the terms of the Junior Stock.

(c)    Deemed Liquidation Events.

(i)    Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Series F Preferred Stock (the “Required Holders”) elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(1)    a reorganization, merger or consolidation in which:

(A)    the Corporation is a constituent party or

(B)    a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such reorganization, merger or consolidation, except any such reorganization, merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such reorganization, merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such reorganization, merger or consolidation, a majority, by voting power, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such reorganization, merger or consolidation, the parent corporation of such surviving or resulting corporation;

(2)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation; or

(3)    any tender offer or exchange offer (whether by the Corporation or another person or entity) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock.

(ii)    Effecting a Deemed Liquidation Event.

(1)    The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation or other agreement for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4(a) and 4(b) as if the consideration payable to stockholders were all assets of the Corporation available for distribution to stockholders.

(2)    In the event of a Deemed Liquidation Event referred to in Section 4(c)(i)(1)(B), 4(c)(i)(2) or 4(c)(i)(3), if the Corporation does not effect a dissolution of the Corporation under the DGCL within ninety (90) days of such Deemed Liquidation Event, then the Corporation shall send a written notice to each holder of Series F Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of Sections 4(c)(ii)(2), (3), (4) and (5) to require the redemption of such shares of Series F Preferred Stock, and unless the Required Holders agree otherwise in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation legally available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), to the extent legally available therefor, on or prior to the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series F Preferred Stock at a price per share equal to the Liquidation Amount.

Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series F Preferred Stock and Series E Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series F Preferred Stock and Series E Preferred Stock on a pari passu basis to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 4(c)(ii)(2) and to the fullest extent permitted by the DGCL, the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event. If the Corporation is required by the provisions of this Section 4(c)(ii)(2) to redeem shares, the redemption shall occur in accordance with the provisions of Sections 4(c)(ii)(2), (3), (4) and (5). The date upon which any such redemption is required to be effected pursuant to this Section 4(c)(ii)(2) shall be the “Redemption Date”.

(3)    The Corporation shall send written notice of any redemption pursuant to this Section 4(c)(ii) (the “Redemption Notice”) to each holder of record of Series F Preferred Stock as required by Section 4(c)(ii)(2). Each Redemption Notice shall state:

(A)    the number of shares held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice (which number shall not be less than the number of shares the Corporation is then required to redeem);

(B)    the Redemption Date and the redemption price; and

(C)    that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series F Preferred Stock to be redeemed.

(4)    On or before the applicable Redemption Date, each holder of shares to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares represented by a certificate are redeemed, a new certificate representing the unredeemed shares shall promptly be issued to such holder.

(5)    If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the redemption price payable upon redemption of the shares to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares so called for redemption shall not have been surrendered, dividends with respect to such shares shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the redemption price without interest upon surrender of their certificate or certificates therefor. Any shares of Series F Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

(iii)    Amount Deemed Paid or Distributed. The consideration paid by the Corporation upon a Liquidation Event or Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to the holders of the capital stock of the Corporation by the Corporation or the acquiring person, firm or other entity, with the value of such property, rights or securities determined in good faith by the Board of Directors.

(iv)    Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Event or a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4(a) and 4(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event or Deemed Liquidation Event; and (b) any Additional Consideration that becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4(a) and 4(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 4(c)(iv), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Event or Deemed Liquidation Event shall be deemed to be Additional Consideration.

5.    Voting.

(a)    General. Except as otherwise provided herein or as otherwise required by law, Series F Preferred Stock shall vote together with shares of Common Stock on an as-converted to Common Stock basis from time to time, and not as a separate class, at any annual or special meeting of stockholders of the Corporation, or with respect to any action taken by written consent in lieu of a meeting, in either case upon the following basis: each share of Series F Preferred Stock shall be entitled to such number of votes equal to the whole number of shares of Common Stock into which such share of Series F Preferred Stock would then be convertible (pursuant to Section 6 hereof). On any matter which Series F Preferred Stock is entitled to vote, the holders of Series F Preferred Stock may take action with respect to such matter by written consent in lieu of a meeting.

Notwithstanding the foregoing in this Section 5(a), in no event shall the shares of Series F Preferred Stock be entitled to vote, on an as-converted to Common Stock basis and in the aggregate more than the Beneficial Ownership Limitation (as defined below). The determination of the applicability of the limitation contained in this paragraph shall be made solely by the Corporation in accordance with the rules and regulations of The Nasdaq Stock Market. In the event that the number of votes entitled to be cast by all shares of Series F Preferred Stock would otherwise exceed the Beneficial Ownership Limitation, the number of votes that each share of Series F Preferred Stock is entitled to cast shall be reduced on a pro rata basis such that the aggregate number of votes entitled to be cast by all shares of Series F Preferred Stock is equal to the Beneficial Ownership Limitation.

(b)    Series F Preferred Stock Protective Provisions. So long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, without the affirmative vote of the Required Holders in addition to such other vote as may be required by the DGCL, (i) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation, Deemed Liquidation Event, or consent to any of the foregoing; (ii) amend, alter, change or repeal the powers, preferences or rights given to Series F Preferred Stock or alter, amend or repeal any provision of this Certificate of Designation, (iii) amend, alter or repeal any provision of its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series F Preferred Stock, (iv) increase the number of authorized shares of Series F Preferred Stock or any additional class or series of capital stock of the Corporation unless the same ranks junior to Series F Preferred Stock with respect to its rights, preferences and privileges, (v) authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to Series F Preferred Stock with respect to its rights, preferences and privileges, (vi) purchase or redeem (or permit any subsidiary to purchase or redeem), or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (A) redemptions of or dividends or distributions on Series E Preferred Stock, (B) redemptions of or dividends or distributions on Series F Preferred Stock as expressly authorized herein (C) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service and (D) shares purchased or withheld by the Corporation in connection with any net exercise or tax payment with respect to awards granted under the Corporation’s equity compensation plans, or (vii) enter into any agreement with respect to any of the foregoing.

6.    Conversion. The holders of Series F Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)    Conversion Right.

(i)    Conversions at Option of Holder. Subject to the limitations in Section 6(c) and Section 6(d) below, each share of Series F Preferred Stock shall be convertible, at any time and from time to time from and after the Issuance Date at the option of the holder thereof, into that number of fully-paid and nonassessable shares of Common Stock determined by dividing (x) the Accrued Value by (y) the Series F Conversion Price in effect at the time of conversion. Holders shall effect conversions by providing the Corporation with a conversion notice in the form attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series F Preferred Stock to be converted, the number of shares of Series F Preferred Stock owned prior to the conversion at issue, the number of shares of Series F Preferred Stock owned subsequent to the conversion at issue and the date or future event on which such conversion is to be effected, which date or event may not be prior to the first Trading Day following the date the applicable holder delivers by facsimile or e-mail such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions of shares of Series F Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Series F Preferred Stock to the Corporation unless all of the shares of Series F Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series F Preferred Stock promptly following the Conversion Date at issue.  Shares of Series F Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.  Notwithstanding the foregoing in this Section 6(a), a holder whose interest in Series F Preferred Stock is a beneficial interest in certificate(s) representing Series F Preferred Stock held in book-entry form through DTC (or another established clearing corporation performing similar functions), shall effect conversions made pursuant to this Section 6(a) by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for conversion, complying with the procedures to effect conversions that are required by DTC (or such other clearing corporation, as applicable), subject to a holder’s right to elect to receive Series F Preferred Stock in certificated form pursuant to Section 2, in which case this sentence shall not apply; provided, however, that as between the Corporation and a beneficial owner of Series F Preferred Stock held in book-entry form through DTC (or another established clearing corporation performing similar functions), such beneficial owners shall have all of the rights and remedies of a holder hereunder.

(ii)    Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series F Preferred Stock.

(b)    Conversion Price. The “Series F Conversion Price” shall initially be equal to $3.664. Such initial Series F Conversion Price, and the rate at which shares of Series F Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(c)    Mechanics of Conversion.

(i)    Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting holder the number of Conversion Shares being acquired upon the conversion of the shares of Series F Preferred Stock. The Corporation shall use its best efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii)    Failure to Deliver Conversion Shares.  If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the holder any original Series F Preferred Stock certificate delivered to the Corporation and the holder shall promptly return to the Corporation the Conversion Shares issued to such holder pursuant to the rescinded Notice of Conversion.

(iii)    Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it shall at all times when the Series F Preferred Stock shall be outstanding reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of Series F Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holder (and the other holders of Series F Preferred Stock), such aggregate number of shares of the Common Stock as shall from time to time be sufficient to be issued (taking into account the adjustments and restrictions of Section 6) upon the conversion of the then outstanding shares of Series F Preferred Stock, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iv)    Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of Series F Preferred Stock.  As to any fraction of a share which the holder would otherwise be entitled to upon such conversion, the Corporation shall pay cash in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.

(v)    Transfer Taxes and Expenses.  The issuance of Conversion Shares on conversion of Series F Preferred Stock shall be made without charge to any holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the holders of such shares of Series F Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d)    Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of Series F Preferred Stock, and a holder shall not have the right to convert any portion of Series F Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable conversion notice, such attempted conversion would result in the holder (together with such holder’s affiliates, and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable regulations of the Securities and Exchange Commission (the “Commission”), including any “group” of which the holder is a member (the foregoing, “Attribution Parties”)) beneficially owning a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of Series F Preferred Stock subject to the conversion notice with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series F Preferred Stock beneficially owned by such holder or any of its Attribution Parties, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such holder or any of its Attribution Parties that, in the case of both (i) and (ii), are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a holder (which may be by email) submitted to the Secretary of the Corporation, the Corporation shall, within three (3) business days thereof, confirm in writing to such holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series F Preferred Stock, by such holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the holder. The “Beneficial Ownership Limitation” shall (i) initially be 19.9% of the number of shares of the Common Stock and voting power outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion notice (to the extent permitted pursuant to this Section 6(d)) before the Nasdaq Stockholder Approval has been obtained and (ii) automatically and without further action by the Corporation or the holder, be increased to and become 49.9% of the number of shares of the Common Stock and voting power outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion notice if and after the Nasdaq Stockholder Approval has been obtained. The Corporation shall be entitled to rely on representations made to it by the holder in any conversion notice regarding its Beneficial Ownership Limitation.

(e)    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding shares of Common Stock, the Series F Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common stock issuable on conversion of each share shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Issuance Date combine the outstanding shares of Common Stock, the Series F Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series F Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series F Conversion Price then in effect by a fraction:

(1)    the numerator of which shall be the total number of shares of Common Stock plus any shares of Common Stock issuable upon conversion of any Series E Preferred Stock and any Junior Stock, in each case issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)    the denominator of which shall be the total number of shares of Common Stock plus any shares of Common Stock issuable upon conversion of any Series E Preferred Stock and any Junior Stock, in each case issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series F Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series F Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided, further, however, that no such adjustment shall be made if the holders of Series F Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series F Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series F Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g)    Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of Series F Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series F Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series F Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h)    Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which Common Stock (but not Series F Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (e), (f) or (g) of this Section 6), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series F Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series F Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction (without regard to any limitation in Section 6(d) on the conversion of Series F Preferred Stock).

(i)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series F Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series F Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which Series F Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series F Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series F Conversion Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series F Preferred Stock.

(j)    Notice of Record Date. In the event:

(i)         that the Corporation declares a dividend (or any other distribution) on Common Stock payable in Common Stock or other securities of the Corporation;

(ii)         that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii)         of any reclassification of the Common Stock (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution on the Common Stock), or of any consolidation or merger of the Corporation into or with another Person, or a Deemed Liquidation Event; or

(iv)         of a Liquidation Event;

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series F Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series F Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series F Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

7.     Status of Converted or Redeemed Shares. Any shares of Series F Preferred Stock that are converted, redeemed or otherwise acquired by the Corporation or any of its subsidiaries in accordance with the terms of this Certificate of Designation shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series F Preferred Stock and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series F Preferred Stock accordingly.

8.    Waiver. Any of the rights, powers, preferences and other terms of Series F Preferred Stock set forth herein may be waived on behalf of all holders of Series F Preferred Stock by the affirmative written consent or vote of the Required Holders.

9.    Notices. Any notice required or permitted to be given to a holder of shares of Series F Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

RESOLVED FURTHER, that the officers of the Corporation be, and they hereby are, authorized and directed, for and in the name and on behalf of the Corporation, to prepare and to file a Certificate of Designation of Series F Preferred Stock in accordance with the foregoing resolution and the provisions of DGCL and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions.”

**********

IN WITNESS WHEREOF, Avinger, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock to be executed by the undersigned this 4th day of March, 2024.

/s/ Jeffrey M. Soinski
Name: Jeffrey M. Soinski
Title: President and Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES F CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series F Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Avinger, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:
Number of shares of Series F Convertible Preferred Stock owned prior to Conversion:
Number of shares of Series F Convertible Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Series F Conversion Price:
Number of shares of Series F Convertible Preferred Stock subsequent to Conversion:
Address for Delivery: or DWAC Instructions: Broker no: Account no:
[HOLDER]
By:
Name:
Title: